Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entity

Subsidiary	Place of Incorporation
HongKong Walnut Street Limited	Hong Kong
Hangzhou Weimi Network Technology Co., Ltd.	The Chinese Mainland
Shenzhen Qianhai Xinzhijiang Information Technology Co., Ltd.	The Chinese Mainland
Radiance Sea Investment Limited	British Virgin Islands
Radiance Sea Group Limited	Cayman Islands
Radiance Sea Hong Kong Limited	Hong Kong
Pinduoduo Investment Limited*	British Virgin Islands
Pinduoduo (Shanghai) Network Technology Co.,Ltd.	The Chinese Mainland
Shanghai Yucan Information Technology Co., Ltd.	The Chinese Mainland
Elementary Technology Limited	British Virgin Islands
Elementary Innovation Pte. Ltd.	Singapore
Whaleco Technology Limited	Ireland
Whaleco Inc.	Delaware
Consolidated Variable Interest Entity	Place of Incorporation
Hangzhou Aimi Network Technology Co., Ltd.	The Chinese Mainland
Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation
Shanghai Xunmeng Information Technology Co., Ltd.	The Chinese Mainland

* Pinduoduo Investment Limited is the immediate parent company of 9 wholly owned subsidiaries, whose names have been omitted in reliance on Instruction 8 of the exhibit requirements set forth in Form 20-F. Pinduoduo Investment Limited and its subsidiaries are engaged in investment activities outside the United States.